BMC Stock Holdings, Inc. Appoints Mark Alexander and Henry Buckley
to its Board of Directors
Atlanta, GA – August 1, 2017 – BMC Stock Holdings, Inc. (Nasdaq: BMCH) (“BMC” or the “Company”), a leading provider of diversified lumber and building materials and solutions to new construction builders and professional remodelers in the U.S., today announced the appointment of Mark Alexander and Henry Buckley to the Company’s Board of Directors, effective immediately. With these appointments, the BMC Board expands to 10 directors.

Mr. Alexander is the founder, Chairman and Chief Executive Officer of Landmark Property Group, a property management and real estate redevelopment company. A seasoned business executive with more than 35 years of experience, he previously served as CEO, President and Director of Suburban Propane Partners, a multi-billion dollar energy services company, and in joint business development and M&A roles at Hanson PLC. He currently serves on the Board of W.P. Carey, Inc., where he chairs the Audit Committee and is a member of the Compensation Committee.

Mr. Buckley currently serves as President, Chief Executive Officer and Director of Uni-Select, a leader in the distribution of automotive refinish and industrial paint and related products in North America, as well as a leader in the automotive aftermarket parts business in Canada and the United Kingdom, with roughly $1.6 billion in annual sales. He previously served in a number of leadership roles at W.W. Grainger, Inc., including most recently as Vice President, Specialty Brands and Mergers & Acquisitions. Mr. Buckley brings more than 35 years of experience to the Board, having served in management roles across a number of manufacturing, distribution and building materials companies.

“We are delighted to have Messrs. Alexander and Buckley join BMC’s Board of Directors,” said David Bullock, Chairman of the Board of BMC. “Both are accomplished executives with extensive executive leadership, and operational and transactions experience. We look forward to leveraging the added skills and insights brought by Mr. Alexander’s investment, finance and industrial distribution expertise, along with Mr. Buckley’s expertise in leading industrial and distribution businesses.”

Peter Alexander, President and Chief Executive Officer of BMC, said, “Messrs. Alexander and Buckley each bring unique perspectives to the BMC Board, and I look forward to their additional counsel. We believe BMC will benefit from their contributions as we continue to capitalize on the improving housing market, execute our internal growth initiatives and pursue acquisition opportunities designed to deliver value for our shareholders.”

About BMC Stock Holdings, Inc.
With $3.1 billion in 2016 net sales, BMC is one of the nation's leading providers of diversified building products and services to builders, contractors and professional remodelers in the U.S. residential housing market. Headquartered in Atlanta, Georgia, the Company's comprehensive portfolio of products and solutions spans building materials, including millwork and structural component manufacturing capabilities, consultative showrooms and design centers, value-added installation management services and an innovative eBusiness platform. BMC serves 43 metropolitan areas across 18 states, principally in the fast-growing South and West regions.

Investor Relations Contact
BMC Stock Holdings, Inc.
Carey Phelps
(678) 222-1228
carey.phelps@buildwithbmc.com